UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ALIGN TECHNOLOGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Wednesday, May 24, 2006
10:00 a.m.

TO OUR STOCKHOLDERS:

The 2006 Annual Meeting of Stockholders of Align Technology, Inc. (“Align”) will be held on Wednesday, May 24, 2006, at 10:00 a.m. Pacific Daylight Time at Align’s corporate headquarters located at 881 Martin Avenue, Santa Clara, California 95050 for the following purposes:

1.                To elect eight (8) directors to serve until the next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

2.                To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2006; and

3.                To consider such other business as may properly come before the Annual Meeting of Stockholders.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only those stockholders who owned shares of our common stock at the close of business on March 31, 2006 are entitled to attend and vote at the Annual Meeting of Stockholders and any postponements or adjournments of the meeting.

IF YOU PLAN TO ATTEND:

Please note that only stockholders and their proxies are invited to attend the Annual Meeting.  Registration will begin at 9:30 a.m. and seating will begin thereafter. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

For the Board of Directors of ALIGN TECHNOLOGY, INC.

Roger E. George Vice President, Corporate and Legal Affairs, General Counsel and Corporate Secretary

Santa Clara, California
April 18, 2006

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR
PROXY AS SOON AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS ON THE
ENCLOSED PROXY CARD.

TABLE OF CONTENTS

GENERAL INFORMATION	1
Why am I receiving these materials?	1
What information is contained in these materials?	1
What proposals will be voted on at the Annual Meeting?	1
Who is entitled to vote at the Annual Meeting?	1
Who can attend the Annual Meeting?	1
What are the voting rights of the holders of Align common stock	2
How do I vote?	2
Can I change my vote after I return my proxy card?	2
How does the Board recommend that I vote my shares?	2
What constitutes a quorum?	3
What vote is required to approve each item	3
Who will bear the cost of soliciting votes for the Annual Meeting?	3
Who will count the vote?	3
Is there any information that I should know about future annual meetings?	4
What if multiple stockholders share the same address?	4
Other Matters	4
PROPOSAL ONE—ELECTION OF DIRECTORS	5
Nominees	5
Information Concerning the Nominees	5
PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	8
Fees to PricewaterhouseCoopers LLP for Fiscal 2005 and 2004	8
Audit Committee’s Policy of Pre-Approval of Audit and Permissible Non-Audit Services	9
CORPORATE GOVERNANCE	10
Corporate Governance Policies and Practices	10
Stockholder Communications with Board of Directors	10
Director Recommendations and Nominations	10
Director Independence	11
Director Compensation	12
Board of Directors and Committee Meetings	13
Compensation Committee Interlocks and Insider Participation	14
PRINCIPAL STOCKHOLDERS	15
EXECUTIVE COMPENSATION	17
Summary Compensation Table	17
Option Grants in Fiscal 2005	18
Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	18
Employment Agreements and Change in Control Arrangements	19
EQUITY COMPENSATION PLAN INFORMATION	21
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION	22
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	28
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	29
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	29
PERFORMANCE GRAPH	30
OTHER MATTERS	31
APPENDIX I—CHARTER FOR THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	I-1

i

ALIGN TECHNOLOGY, INC.
881 Martin Avenue
Santa Clara, California 95050

PROXY STATEMENT FOR THE
2006 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Q:              Why am I receiving these materials?

A:               The Board of Directors of Align Technology, Inc., in connection with Align’s annual meeting of stockholders, is soliciting the enclosed proxy from you. The proxy will be used at our 2006 Annual Meeting of Stockholders to be held at 10:00 a.m. Pacific Daylight Time on Wednesday, May 24, 2006, at Align’s corporate headquarters located at 881 Martin Avenue, Santa Clara, California 95050 (referred to in this proxy statement as the “Annual Meeting”).

Q:              What information is contained in these materials?

A:               This proxy statement contains important information regarding our Annual Meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote and describes the voting procedures. Align’s 2006 Annual Report, audited financial statements, proxy card and return envelope are also enclosed. These proxy materials are being mailed on or about April 18, 2006 to all of our stockholders as of the record date, which was set by our Board of Directors as March 31, 2006.

Q:              What proposals will be voted on at the Annual Meeting?

A:               There are two proposals scheduled to be presented at the Annual Meeting, and upon which you are being asked to vote:

•       The election of eight (8) directors to serve until the next annual general meeting of stockholders or until their respective successors have been duly elected and qualified; and

•       The ratification of the appointment of PricewaterhouseCoopers LLP as Align’s independent registered public accountants for the fiscal year ending December 31, 2006.

These proposals are discussed in greater detail in the sections entitled “Proposal One” and “Proposal Two.”

Q:              Who is entitled to vote at the Annual Meeting?

A:               Only stockholders of record who owned Align common stock at the close of business on March 31, 2006, the record date for the Annual Meeting, are entitled to receive notice of, and to participate in, the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares of Align common stock that you held on the record date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting. As of the record date, 62,901,718 shares of our common stock were issued and outstanding.

Q:              Who can attend the Annual Meeting?

A:               All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Registration will begin at 9:30 a.m. and seating will begin thereafter. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Q:              What are the voting rights of the holders of Align common stock?

A:               Each share of Align common stock you own entitles you to one vote on each matter considered at the Annual Meeting.

Q:              How do I vote?

A:               You can vote by returning the enclosed proxy card and proxy in the envelope provided or by attending the Annual Meeting in person. We have summarized below the two different ways that you can vote.

Voting by Mail.   By signing and returning the proxy card according to the enclosed instructions, you are enabling our President and Chief Executive Officer and our Vice President, Finance and Chief Financial Officer, who are named on the proxy card as “proxies or attorneys-in-fact,” to vote your shares at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting. By signing and returning the proxy card prior to the Annual Meeting, you ensure that your shares will be voted even if you are ultimately unable to attend.

Voting in Person at the Annual Meeting.   If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If, however, your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name, but if you wish to vote at the Annual Meeting you will need to bring a legal proxy from your broker or other nominee authorizing you to vote these shares.

Q:              Can I change my vote after I return my proxy card?

A:               Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is voted at the Annual Meeting. In order to do this, you may either:

•       sign and return another proxy bearing a later date prior to the time we take the vote at the Annual Meeting; or

•       provide written notice of the revocation to:

Corporate Secretary
Align Technology, Inc.
881 Martin Avenue,
Santa Clara, California
95050

prior to the time we take the vote at the Annual Meeting; or

•       attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:              How does the Board recommend that I vote my shares?

Your shares will be voted in accordance with the instructions you indicate on the proxy card. If you submit the proxy card but do not indicate your voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors. In summary, the Board recommends a vote:

•       FOR the election of the nominees for director identified in Proposal One; and

•       FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2006.

With respect to any other matter that properly comes before the Annual Meeting, the proxyholders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. At the date this proxy statement was printed, the Board of Directors had no knowledge of any business other than that described in this proxy statement that would be presented for consideration at the Annual Meeting.

Q:              What constitutes a quorum?

A:             A quorum, which is a majority of the outstanding shares of our common stock as of the record date, must be present or represented by proxy in order to hold the Annual Meeting and to conduct business. As of the record date, 62,901,718 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 31,450,859 will be required to establish a quorum. Your shares will be counted as present at the Annual Meeting if you attend the Annual Meeting in person. Your shares will be considered present and represented by proxy if you submit a properly executed proxy card.

Q:              What vote is required to approve each item?

A:               The vote required and method of calculation for the proposals to be considered at the Annual Meeting are as follows:

Election of directors.   The eight (8) director nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote either “for” or “withhold” your vote for the director nominees. A properly executed proxy marked “withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors, although it will be counted for purposes of determining whether there is a quorum.

Ratification of the appointment of PricewaterhouseCoopers LLP.   For the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2006, the affirmative vote of a majority of the shares present, represented and entitled to vote on the item will be required for approval. You may vote “for,” “against,” or “abstain” from voting on this proposal. A properly executed proxy marked “abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you are a beneficial owner and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors and the approval of PricewaterhouseCoopers LLP as our independent registered public accountants even if the broker does not receive voting instructions from you.

Q:              Who will bear the cost of soliciting votes for the Annual Meeting?

A:               We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials. The original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors and employees of Align and by a third-party proxy solicitation company.  In addition, we may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you.

Q:              Who will count the vote?

A:               We expect a representative from Computershare will tabulate the proxies and act as inspector of the election.

Q:              Is there any information that I should know about future annual meetings?

A:               As a stockholder you may be entitled to present proposals for action at a future annual stockholder meeting.

Proposals intended to be included in proxy statement.   Stockholder proposals that stockholders intend to present at Align’s 2007 Annual Meeting of Stockholders and desire to have included in Align’s proxy materials relating to such meeting must be received by Align no later than December 19, 2006, which is 120 calendar days prior to the anniversary of this year’s proxy statement mailing date, and must be in compliance with applicable laws and regulations (including Rule 14a-8 of the Securities Exchange Act of 1934). If the date of the 2007 Annual Meeting of Stockholders is moved more than 30 days before or after the anniversary date of this year’s Annual Meeting, the deadline for inclusion of a proposal in Align’s proxy statement will instead be a reasonable time before Align begins to print and mail its proxy materials. Proposals should be addressed to:

Corporate Secretary
Align Technology, Inc
881 Martin Avenue
Santa Clara, California
95050

Proposals not intended to be included in proxy statement.   If you wish to present a proposal at Align’s 2007 Annual Meeting of Stockholders and the proposal is not intended to be included in Align’s proxy statement, you must give Align advance notice of such proposal in accordance with Align’s Bylaws. Pursuant to Align’s Bylaws, in order for a stockholder proposal to be deemed properly presented a stockholder must deliver notice of such proposal to Align’s Corporate Secretary, at the address provided above, no earlier than the close of business on January 24, 2007 and no later than the close of business on February 23, 2007. However, if the date of the 2007 Annual Meeting of Stockholders is either more than 30 days before or more than 70 days after the anniversary date of this year’s Annual Meeting, stockholders must give Align notice of any stockholder proposals no earlier than the close of business on the 120th day prior to the annual meeting and no later than the close of business on the later of: (i) the 90th day prior to the annual meeting or (ii) the close of business on the 10th day following the day on which Align first publicly announces the date of the  annual meeting.

Q:              What if multiple stockholders share the same address?

A:             To reduce expenses, in some cases, we are delivering one set of voting materials to certain stockholders who share a single address, unless otherwise requested by one or more of the stockholders. A separate proxy card is included in the voting materials for each of these stockholders. If you have only received one set, you may request separate copies of the voting materials at no additional cost to you by calling us at (408) 470-1000 or by writing to us at Align Technology, Inc., 881 Martin Avenue, Santa Clara, California 94050, Attn:  Investor Relations. You may also contact us by calling or writing if you would like to receive separate materials for future annual meetings.

Other Matters

You may receive an additional copy of Align’s Annual Report on Form 10-K for fiscal 2005 without charge or a copy of the exhibits to Align’s Annual Report on Form 10-K for fiscal 2005 for a reasonable fee by sending a written request to Align Technology, Inc., 881 Martin Avenue, Santa Clara, California 95050, Attn: Investor Relations or by sending an email to investorinfo@aligntech.com.

PROPOSAL ONE
ELECTION OF DIRECTORS

Nominees

A board of eight (8) directors is to be elected at the Annual Meeting. The nominees for election at the Annual Meeting are: H. Kent Bowen, David E. Collins, Joseph Lacob, C. Raymond Larkin, Jr., George J. Morrow, Thomas M. Prescott, Greg J. Santora and Warren S. Thaler. Upon the recommendation of the Nominating and Governance Committee, our Board of Directors has nominated these individuals for election to the Board of Directors. Each director is elected annually to serve until the next annual meeting or until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

Unless otherwise instructed, the proxyholders will vote the proxies received by them for election of these nominees. In the event any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the then current Board of Directors to fill the vacancy. The Board expects that all of the nominees will be available to serve as directors. In the event that additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them in such a manner as to assure the election of the nominees named above.

In the second half of 2005, we engaged a third-party search firm to assist us in identification and introduction of suitable board members. This third-party search firm ultimately identified Mr. Morrow as a potential candidate for election to the Board of Directors. After conducting its evaluation, including conducting interviews with Mr. Morrow, the Nominating and Governance Committee recommended his election to the Board of Directors. In February 2006, the Board of Directors elected Mr. Morrow as a director. Information regarding Mr. Morrow is provided below. All of the nominees, except Mr. Morrow, have served as directors since the last annual meeting of stockholders. Each of the nominees has consented to serve if elected. Brian Dovey and Kelsey Wirth are not standing for reelection following the expiration of their current terms at the Annual Meeting.

Information Concerning the Nominees

The following table sets forth the name and age of the nominees, the positions of each with Align and the period during which each has served as a director. Information as to the stock ownership of each of our directors and all of our current directors and executive officers as a group is set forth below under “Principal Stockholders.”  Additional information regarding each nominee appears after the table.

Name	Age	Position(s) with Align	Director Since
H. Kent Bowen(1)(3)	64	Director	2000
David E. Collins(1)(2)	71	Director	2003
Joseph Lacob(3)	50	Director	1997
C. Raymond Larkin, Jr(3)(4)	57	Director	2004
George J. Morrow(1)	54	Director	2006
Thomas M. Prescott	50	President, Chief Executive Officer and Director	2002
Greg J. Santora(2)	54	Director	2003
Warren S. Thaler(2)	43	Director	2004

(1)          Member of Compensation Committee

(2)          Member of Audit Committee

(3)          Member of Nominating and Governance Committee

(4)          Chairman of the Board of Directors

H. Kent Bowen has served as a director of Align since May 2000. Dr. Bowen is the Bruce Rauner Professor of Business Administration at Harvard University’s Graduate School of Business, where his research and teaching is in the field of operations and technology management. Prior to joining Harvard in 1992, he was an engineering professor at the Massachusetts Institute of Technology (M.I.T.) from 1970 to 1992 where he was the Ford Professor of Engineering and co-founder of the Leaders for Manufacturing Program. He currently serves as a director of Ceramics Process Systems, a developer of thermal solution products, Allegheny Technologies, a specialty materials producer, and two not-for-profit companies. He received his B.S. in Engineering from the University of Utah and Ph.D. from M.I.T. Committees: Compensation and Nominating and Governance.

David E. Collins has served as a director of Align since April 2003. From 1994 to April 2004, Mr. Collins served as an independent consultant. His most recent operational role was with Schering-Plough Corporation from 1989 to 1994. At Schering-Plough, he created and served as President of a new consumer products division known as HealthCare Products, as well as serving as a member of the Schering-Plough Operations Committee, that company’s senior executive management group. Prior to Schering-Plough, Mr. Collins helped found New York-based venture capital firm Galen Partners. Mr. Collins also spent 26 years with Johnson & Johnson and from 1962 to 1978 he served in a number of roles in the law department at Johnson & Johnson, including Corporate Secretary and General Counsel. In 1978, Mr. Collins transitioned into a series of executive management roles, including President of McNeil Laboratories,  with responsibility for several Latin American subsidiaries, leadership of the worldwide consumer products business and oversight of corporate public relations, investor relations, strategic planning and the government legislative liaison office. In 1982, Mr. Collins became a member of the Johnson & Johnson Executive Management Committee. Mr. Collins also served on the Board of Directors of Johnson & Johnson and left in 1988 as Vice Chairman of the Board of Directors. Committees: Audit and Compensation (Chair).

Joseph Lacob has served as a director of Align since August 1997 and has been a partner of Kleiner Perkins Caufield & Byers (KPCB), a venture capital firm, since May 1987. Prior to that, Mr. Lacob was an executive with Cetus Corporation (now Chiron), FHP International, a health maintenance organization, and the management consulting firm of Booz, Allen & Hamilton. Mr. Lacob received his B.S. in Biochemistry from the University of California at Irvine, his Master’s in Public Health from the University of California at Los Angeles and his M.B.A. from Stanford University. Committees: Nominating and Governance (Chair).

C. Raymond Larkin, Jr. has served as a director of Align since March 2004. In February 2006, Mr. Larkin was appointed as Chairman of the Board of Directors. He currently is a Principal of Group Outcome L.L.C., a merchant banking firm concentrating on medical technologies, and was previously Chairman and Chief Executive Officer at Eunoe, Inc., a medical device company.  From 1983 to March 1998, he held various executive positions with Nellcor Puritan Bennett, Inc., a medical instrumentation company, for which he served as president and chief executive officer from 1989 until 1997. Mr. Larkin also held various positions of increasing responsibility at Bentley Laboratories/American Hospital Supply from 1976 to 1983. He serves on the board of DaVita Inc., a leading provider of dialysis services in the United States. Mr. Larkin received his B.S. in industrial management from LaSalle University. Committees:  Nominating and Governance and Chairman of the Board of Directors.

George J. Morrow has served as a director of Align since February 2006. He is currently the Executive Vice President, Global Commercial Operations at Amgen Inc., a global biotechnology company, where he also served as Executive Vice President of Worldwide Sales and Marketing between 2001 and 2003. From 1992 to 2001, Mr. Morrow held multiple leadership positions at GlaxoSmithKline Inc. and its subsidiaries, including President and Chief Executive Officer of Glaxo Wellcome Inc. Mr. Morrow holds a B.S. in chemistry from Southampton College, Long Island University, an M.S. in Biochemistry from Bryn Mawr College and an M.B.A. from Duke University. Committees:  Compensation.

Thomas M. Prescott has served as our President and Chief Executive Officer and a member of the Board of Directors since March 2002. Prior to joining Align, Mr. Prescott was President and Chief Executive Officer of Cardiac Pathways, Inc. from May 1999 to August 2001 and a consultant for Boston Scientific Corporation from August 2001 to January 2002 after its acquisition of Cardiac Pathways in August 2001. Prior to Cardiac Pathways, Mr. Prescott held various sales, general management and executive roles at Nellcor Puritan Bennett, Inc. from April 1994 to May 1999, and various management positions at GE Medical Systems from October 1987 to April 1994. In addition, Mr. Prescott served in sales, marketing and management roles at Siemens from December 1980 to July 1986. He received his B.S. in Civil Engineering from Arizona State University and Masters in Management from Northwestern University.

Greg J. Santora has served as a director of Align since July 2003. Mr. Santora served as Chief Financial Officer at Shopping.com, a provider of internet-based comparison shopping resources, from December 2003 until September 2005. From 1997 through 2002, he served as Senior Vice President and Chief Financial Officer for Intuit, Inc., a provider of small business and personal finance software. Prior to Intuit, Mr. Santora spent nearly 13 years at Apple Computer in various senior financial positions including Senior Finance Director of Apple Americas and Senior Director of Internal Consulting and Audit. Mr. Santora, who began his accounting career with Arthur Andersen LLP, has been a CPA since 1974. He serves on the board of directors of Digital Insight Corporation. Mr. Santora holds a B.S. in accounting from the University of Illinois and an M.B.A. from San Jose State University. Committees: Audit (Chair).

Warren S. Thaler has served as a director of Align since June 2004. Since 2001, Mr. Thaler has been President of Gund Investment Corporation, an investment firm owned by Gordon Gund with holdings in real estate as well as public and private equity securities. From 1995 to 2001, Mr. Thaler was Vice President of Gund Investment Corporation. From 1990 to 2005, Mr. Thaler was on the boards of the Cleveland Cavaliers and Gund Arena Company and from 2001 to 2005 represented the Cleveland Cavaliers as its Alternate Governor at meetings of the National Basketball Association’s Board of Governors. Mr. Thaler currently serves as a board member on three privately held companies. Mr. Thaler received his B.A. from Princeton University and his M.B.A. from Harvard University. Committees:  Audit.

There are no family relationships between any director or executive officer.

The Board of Directors recommends that stockholders vote “FOR” the election of these nominees.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, independent registered public accountants (“PwC”), to audit the financial statements of Align for the fiscal year ending December 31, 2006. In making its recommendation to appoint PwC as Align’s independent registered public accountants, the Audit Committee has considered whether the provision of the non-audit services rendered by PwC is compatible with maintaining the firm’s independence.

Although stockholder ratification of the selection of PwC as our independent registered public accountants is not required by our Bylaws or any other applicable legal requirement, the Audit Committee is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, our Audit Committee, at its discretion, may direct the appointment of a different firm to act as our independent registered public accountants at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

Representatives of PwC are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees to PricewaterhouseCoopers LLP for Fiscal 2005 and 2004

The following table presents fees for professional services rendered by PwC for the audit of Align’s annual financial statements for fiscal 2005 and 2004 and fees billed for audit-related services, tax services and all other services rendered by PwC for fiscal 2005 and 2004:

	2005	2004
Audit-fees(1)	$809,820	$817,455
Audit-related fees(2)	85,177	69,140
Tax Fees(3)	185,368	142,966
Total Fees:	$1,080,365	$1,029,561

(1)          Audit Fees—These are fees for professional services performed by PwC for the audit of Align’s annual financial statements and review of financial statements included in Align’s quarterly filings, and services that are normally provided in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

(2)          Audit-Related Fees—These are fees for technical advisory consultations performed by PwC that are reasonably related to the performance of the audit or review of Align’s financial statements and are not reported under “Audit Fees”. In 2004, these services also included advisory services related to internal controls.

(3)          Tax Fees—These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audits and appeals, customs and duties and international tax planning.

Audit Committee’s Policy of Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors subject to limited discretionary authority granted to our Chief Financial Officer. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval and the fees for the services performed to date. All PWC services in 2004 and 2005 were pre-approved by the Audit Committee.

The Board of Directors recommends that stockholders vote “FOR” the ratification of PricewaterhouseCoopers LLP as Align’s independent registered public accountants for the fiscal year ending December 31, 2006.

CORPORATE GOVERNANCE

Corporate Governance Policies and Practices

Align has instituted a variety of policies and practices to foster and maintain responsible corporate governance, including the following:

Corporate Governance Guidelines.   Our Board of Directors has set forth its corporate governance practices in the Corporate Governance Guidelines of Align Technology, Inc., a copy of which is available on the Investor Relations section of our website located at investor.aligntech.com. Selected provisions of the guidelines are detailed below.

Board Committee Charters.   Our Board of Directors currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each committee has adopted a written charter that establishes practices and procedures for such committee in accordance with applicable corporate governance rules and regulations. These charters are available on the Investor Relations section of our website located at investor.aligntech.com.

Code of Ethics.   Our Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of Align, including Align’s principal executive officer, principal financial officer and controller. This Code is intended to deter wrongdoing and promote ethical conduct among our directors, executive officers and employees. The Code of Business Conduct and Ethics is available on the Investor Relations section of our website located at investor.aligntech.com. We intend to satisfy the disclosure requirement under Item 10 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website at investor.aligntech.com or as otherwise required by The NASDAQ Stock Market and the rules of the Securities and Exchange Commission (the “SEC”).

Stockholder Communications with Board of Directors

Direct Communications.   Stockholders may communicate directly with the non-management directors of Align by sending an email to board@aligntech.com. Our General Counsel monitors these communications and ensures that appropriate summaries of all received messages are provided to the Board of Directors at its regularly scheduled meetings. In addition, the Chairman of the Nominating and Governance Committee has access to this email address and may monitor communications at his option. Where the nature of a communication warrants, our General Counsel may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or a non-management director, or Align’s management or independent advisors, as our General Counsel considers appropriate. After reviewing stockholder messages, our Board of Directors will determine whether any response is necessary or warranted.

Annual Meeting.   Align encourages all Board members to attend the annual stockholder meeting. Last year, 7 directors attended our annual meeting of stockholders.

Director Recommendations and Nominations

Process for Identifying and Evaluating Nominees and Relevant Criteria.   The Nominating and Governance Committee considers candidates for Board membership suggested by Board members, management and stockholders of Align. The Nominating and Governance Committee has also retained from time to time a third-party executive search firm to identify independent director candidates. Where the Nominating and Governance Committee has either identified a prospective nominee or determines that an additional or replacement director is desirable, the Nominating and Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the Nominating and Governance Committee, the Board or management. In its evaluation of director candidates, including the members of the Board of Directors eligible for reelection, the Nominating and Governance Committee considers a number of factors, including the following:

•       the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board;

•       such factors as judgment, independence, character and integrity, age, area of expertise, diversity of experience, length of service, and potential conflicts of interest; and

•       the prospective nominee’s ability to dedicate sufficient time, energy and attention to the performance of his or her duties, including the prospective nominee’s service on other public company boards, as specifically set out in our Corporate Governance Guidelines.

The Nominating and Governance Committee has also specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board:

•       the highest personal and professional ethics and integrity;

•       proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•       skills that are complementary to those of the existing Board;

•       the ability to assist and support management and make significant contributions to Align’s success; and

•       an understanding of the fiduciary responsibilities that is required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

After completing the evaluation and review, the Nominating and Governance Committee makes a recommendation to the full Board as to the persons who should be nominated to the Board, and the Board determines and approves the nominees after considering the recommendation and report of the Nominating and Governance Committee.

Stockholder Recommendation of Nominees.   Under our Corporate Governance Guidelines, the Nominating and Governance Committee is required to consider recommendations for candidates to the Board of Directors from stockholders holding at least 1% of the total outstanding shares of Align common stock (stockholders must have held such common stock continuously for at least 12 months prior to the date of the submission of the recommendation). The Nominating and Governance Committee will consider persons recommended by Align’s stockholders in the same manner as a nominee recommended by the Board of Directors, individual Board members or management.

A stockholder may also nominate a person directly for election to the Board of Directors at an annual meeting of our stockholders provided they meet the requirements set forth in our Bylaws and the rules and regulations of the SEC related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to the Board of Directors at an annual meeting, is described above in the answer to the question “Is there any information that I should know about future annual meetings?”

Director Independence

Current Board Members.   In accordance with the rules of The NASDAQ Stock Market, the Board undertook a review of the independence of its directors and considered whether any director had a material relationship with Align or its management that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, the Board affirmatively determined that H. Kent Bowen, David E. Collins, Joseph Lacob, C. Raymond Larkin, Jr., George J. Morrow, Greg J. Santora and Warren S. Thaler are “independent directors.”

Board Committees.   All members of each of our three standing committees are required to be independent in accordance with rules of The NASDAQ Stock Market.  See “Board of Director and Committee Meetings” below for a description of the responsibilities of each of the Board’s standing committees.

Executive Sessions of Independent Directors.   The Board periodically holds meetings of only the independent directors without management present. Our Corporate Governance Guidelines provide that the independent directors of the Board will meet in executive session at least twice a year.

Director Compensation

Cash Compensation.   Our standard cash compensation plan for fiscal 2006 for non-employee directors is as follows:

Description of Meeting	Fee
Yearly retainer for Chairman of the Board of Directors(1)	$210,000
Monthly retainer for membership on the Board of Directors (excluding Chair of Audit Committee and Chair of Compensation Committee and Chairman of the Board)	2,000
Each Face to Face Meeting of the Board of Directors (other than Chairman of the Board)	1,500
Each Telephonic Meeting of the Board of Directors (other than Chairman of the Board)	750
Monthly retainer for Chair of Audit Committee and Chair of Compensation Committee	3,000
Each Face to Face Meeting of the Audit Committee	1,000
Each Telephonic Meeting of the Audit Committee	500
Each other Committee Meeting (Face to Face or Telephonic)	750

(1)          The Chairman of the Board does not receive any compensation for Board or Committee attendance other than the yearly retainer.

In fiscal 2005, under our director compensation plan then in place, the following directors received the compensation set forth in the chart below. No other directors received any cash compensation for their services to the Board. Each of Mr. Lacob, Mr. Dovey and Ms. Wirth has waived the payment of fees for his or her services to the Board.

Director	Total Cash Compensation
H. Kent Bowen	$44,250
David E. Collins(1)	58,500
C. Raymond Larkin(2)	57,250
Greg J. Santora(3)	52,250
Warren S. Thaler	43,000

(1)          Mr. Collins is the Chair of our Compensation Committee.

(2)          In July 2005, Mr. Larkin was appointed as Lead Independent Director. He received $4,500 as a monthly retainer, $3,000 for each face to face meeting of the Board and $1,500 for each telephonic meeting of the Board for his service as Lead Independent Director. In February 2006, Mr. Larkin was appointed Chairman of the Board. Currently there is no Lead Independent Director.

(3)          Mr. Santora is the Chair of our Audit Committee.

Equity Compensation.   Under the Automatic Option Grant Program of our 2005 Incentive Plan, which was approved by our Board of Directors and subsequently approved by our stockholders in May 2005, each non-employee director receives an automatic option grant for 8,000 shares of common stock on the date of each annual meeting of stockholders during his or her period of continued service on the Board, provided that the individual has served as a non-employee member of the Board of Directors for at least six months. The shares generally vest upon completion of one year of service on the Board of Directors, measured from the grant date. In addition, each new non-employee member of the Board of Directors will receive, at the time of his or her initial election to the Board, an automatic option grant for 75,000 shares of common stock that will generally vest in four successive equal annual installments over his or her first four years of service on the Board of Directors. The 2005 Incentive Plan also enables the Board of Directors to make discretionary option grants to non-employee members of the Board of Directors. In fiscal 2005, pursuant to our Automatic Option Grant Program, each of H. Kent Bowen, David Collins, Brian Dovey, Joseph Lacob, Raymond Larkin, Greg Santora, Warren Thaler and Kelsey Wirth received a grant of 8,000 shares of common stock. No discretionary awards were granted.

Each outstanding option under the Automatic Option Grant Program will become fully vested and immediately exercisable upon (i) certain changes in ownership or control of Align or (ii) the death or permanent disability of the optionee while serving as a member of Align’s Board of Directors. Upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock, each such option may be surrendered to Align for a cash distribution per surrendered option share in an amount equal to the excess of (a) the tender offer price paid per share of common stock over (b) the exercise price payable for the share underlying such option.

Board of Directors and Committee Meetings

Our Board of Directors held 10 meetings during fiscal 2005. All of our directors attended at least 75% of the meetings of the Board and the committees on which he or she serves.

Audit Committee

The purpose of the Audit Committee is to, among other things, oversee and monitor our accounting and financial reporting processes, our financial statement audits, the qualifications, independence and performance of our independent auditors and our internal accounting and financial controls; to pre-approve audit and non-audit services; to review, approve and monitor our Code of Business Conduct and Ethics; and to establish procedures for receiving, retaining and treating complaints regarding accounting, internal accounting controls or auditing matters. A copy of the Audit Committee Charter is available on the Investor Relations section of our website located at investor.aligntech.com and is attached as Appendix I to this proxy statement.

The Audit Committee, which currently consists of David E. Collins, Greg Santora and Warren Thaler, held 10 meetings during 2005. None of the Audit Committee members are employees of Align, and our Board of Directors has determined that each of the Audit Committee members is independent within the meaning of the listing standards of The NASDAQ Stock Market and the rules and regulations of the SEC. Our Board of Directors has determined that Mr. Santora is qualified as an “audit committee financial expert” within the meaning of the rules of the SEC and has confirmed that the other members of the Audit

Committee are able to read and understand financial statements. The report of the Audit Committee for fiscal 2005 is included in this proxy statement.

Compensation Committee

The Compensation Committee is responsible for administering Align’s benefit plans, reviewing and administering all compensation arrangements for executive officers, and reviewing general compensation goals and guidelines for Align’s employees and the criteria for which bonuses are to be determined. A copy of the Compensation Committee Charter is available on the Investor Relations section of our website located at investor.aligntech.com.

The Compensation Committee, which currently consists of H. Kent Bowen, David E. Collins, Brian Dovey and George Morrow, held 9 meetings during fiscal 2005. Mr. Morrow joined the Compensation Committee in February 2006 when he joined our Board. Brian Dovey is not standing for reelection at this Annual Meeting and will step down from the Compensation Committee upon the expiration of his current term. No members of the Compensation Committee are employees of Align and all are independent within the meaning of the corporate governance standards of The NASDAQ Stock Market. The report of the Compensation Committee for fiscal 2005 is included in this proxy statement.

Nominating and Governance Committee

The Nominating and Governance Committee is expected to identify, evaluate and recommend nominees to the Board of Directors as well as evaluate the composition, organization and governance of the Board of Directors and its committees and develop and recommend corporate governance principles and policies applicable to Align. The Nominating and Governance Committee also prepares and supervises the Board’s annual review of director independence. A copy of the Nominating and Governance Committee Charter is available on the Investor Relations section of our website located at investor.aligntech.com.

The Nominating and Governance Committee, which currently consists of H. Kent Bowen, Joseph Lacob and Raymond Larkin, held one meeting during fiscal 2005. No members of the Nominating and Governance Committee are employees of Align and all are independent within the meaning of the corporate governance standards of The NASDAQ Stock Market.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee of the Board of Directors was at any time, since the formation of Align, an officer or employee of Align. No executive officer of Align serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Align’s Board of Directors or Compensation Committee.

PRINCIPAL STOCKHOLDERS

Except as otherwise noted in the footnotes to the following table, the information contained in the table sets forth the beneficial ownership of our common stock as of March 31, 2006 by:

•       each stockholder known by us to own beneficially more than 5% of our common stock;

•       each of our executive officers named in the summary compensation table on page 19 of this proxy statement;

•       each of our directors; and

•       all of our directors and executive officers as a group.

Beneficial ownership is determined based on the rules of the SEC. The column captioned “Total Shares and Shares Underlying Exercisable Options Beneficially Owned” includes the number of shares of our common stock subject to options that are currently exercisable or will become exercisable on or before May 30, 2006 (60 days from March 31, 2006). The number of shares subject to options that each beneficial owner has the right to acquire on or before May 30, 2006 is listed separately under the column “Number of Shares Underlying Options Exercisable on or before May 30, 2006.”  These shares are not deemed exercisable for purposes of computing the percentage of shares beneficially owned by any other person. “Percentage of Outstanding Shares Beneficially Owned” is based upon 62,901,718 shares of our common stock outstanding as of March 31, 2006. The address for those individuals for which an address is not otherwise provided is c/o Align Technology, Inc., 881 Martin Avenue, Santa Clara, California 95050. Unless otherwise indicated, we believe the stockholders listed below have sole voting or investment power with respect to all shares, subject to applicable community property laws.

Name and Address	Number of Outstanding Shares Beneficially Owned	Number of Shares Underlying Options Exercisable on or before May 30, 2006	Total Shares and Shares Underlying Exercisable Options Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned(1)
Gordon Gund and affiliated entities(1)	7,167,450	—	7,167,450	11.39%
Delaware Management Holdings(2)	4,827,790	—	4,827,790	7.68
Kornitzer Capital Management Inc.(3)	4,161,600	—	4,161,600	6.62
Janus Capital Management LLC(4)	3,433,625	—	3,433,625	5.46
Joseph Lacob(5)	2,809,485	73,145	2,882,630	4.58
Kelsey Wirth(6)	1,200,922	557,145	1,758,067	2.77
Thomas M. Prescott	99,446	1,269,220	1,368,666	2.13
Eldon M. Bullington	—	390,800	390,800	*
Roger E. George	2,926	309,717	312,643	*
Len M. Hedge	145,110	318,436	463,546	*
Gil Laks	3,852	160,250	164,102	*
H. Kent Bowen	47,500	73,145	120,645	*
David Collins	15,000	81,145	96,145	*
Brian Dovey(6)	—	65,145	65,145	*
C. Raymond Larkin, Jr.	2,000	63,291	65,291	*
George J. Morrow	—	—	0	*
Greg J. Santora	—	78,458	78,458	*
Warren S. Thaler	100,084	60,604	160,688	*
All current executive officers and directors as a group (17 persons)	4,426,325	3,725,501	8,151,826	12.23%

*   Less than 1%

(1)          Based on a filing with the Securities and Exchange Commission on Schedule 13G/A, indicating beneficial ownership as of December 31, 2005. Includes shares held in trust for immediate family members and shares held by immediate family members. The mailing address for Gordon Gund is P.O. Box 449, Princeton, New Jersey 08542.

(2)          Based on a filing with the Securities and Exchange Commission on Schedule 13G/A, indicating beneficial ownership as of December 31, 2005. The address for Delaware Management Holdings is 2005 Market Street, Philadelphia, Pennsylvania 19103.

(3)          Based on a filing with the Securities and Exchange Commission on Schedule 13G, indicating beneficial ownership as of December 31, 2005. The address for Kornitzer Capital Management Inc. is 5420 West 61st Place, Shawnee Mission, KS 66205.

(4)          Based on a filing with the Securities and Exchange Commission on Schedule 13G/A, indicating beneficial ownership as of December 31, 2005. The address for Janus Capital Management is 151 Detroit Street, Denver, Colorado 80206.

(5)          Includes 809,735 shares held by entities affiliated with Kleiner Perkins Caufield & Byers, L.P. (the “Kleiner Entities”) and 1,999,750 shares held in trusts for immediate family members. Principal address is 2750 Sand Hill Road, Menlo Park, CA 94025. Joseph Lacob, one of our directors, is a general partner of one or more of the Kleiner Entities and shares voting and dispositive power with respect to the shares held by one or more of such entities. Mr. Lacob disclaims beneficial ownership of such shares in which he has no pecuniary interest. The shares held by the Kleiner Entities consist of 20,262 shares held by KPCB Life Sciences Zaibatsu Fund II, 746,210 shares held by Kleiner Perkins Caufield & Byers VIII and 43,263 shares held by KPCB VIII Founders Fund.

(6)          Neither Ms. Wirth nor Mr. Dovey is standing for reelection at the Annual Meeting.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table sets forth certain information regarding the compensation of each individual that served as Chief Executive Officer during fiscal 2005, and our four next most highly compensated executive officers whose compensation exceeded $100,000 in fiscal 2005 for services rendered in all capacities for the three years ended December 31, 2005 (the “Named Executive Officers”).

					Long Term
		Annual Compensation			Compensation
				Other Annual	Securities
	Fiscal	Salary	Bonus	Compensation	Underlying
Name and Principal Position	Year	($)	($)(1)	($)	Options (#)
Thomas M. Prescott	2005	400,000	320,000	—	150,000
President, Chief Executive Officer	2004	398,670	370,000	—	150,000
and Director	2003	361,685	271,688	—	150,000
Eldon M. Bullington	2005	248,944	134,000	8,558 (2)	125,000
Vice President, Finance and	2004	233,294	124,000	—	82,000
Chief Financial Officer	2003	201,551	102,250	—	67,500
Len M. Hedge	2005	232,596	125,550	—	120,000
Vice President, Manufacturing	2004	226,280	120,000	—	61,000
	2003	207,632	84,240	—	81,000
Roger E. George	2005	230,552	125,500	13,417 (2)	115,000
Vice President, Legal and Corporate	2004	220,847	117,000	—	54,500
Affairs, General Counsel and Secretary	2003	202,863	75,000	—	58,500
Gil Laks(3)	2005	198,112	125,550	—	123,000
Vice President, International

(1)          We generally pay bonuses in the year following the year in which they were earned. Unless otherwise noted, bonus amounts represent employee performance bonuses and are reported for the year in which they were earned, though they may have been paid in the following year.

(2)          Represents payment to Mr. Bullington and Mr. George for miscellaneous personal expenses.

(3)          Gil Laks was promoted to Vice President, International in September 2005. Prior to this time, he was employed by Align in a non-executive management role.

Option Grants in Fiscal 2005

The following table sets forth information regarding option grants to each of the Named Executive Officers during the fiscal year ended December 31, 2005.

		Percent of
	Number or	Total			Potential Realizable Value
	Securities	Options			at Assumed Annual Rates
	Underlying	Granted to	Exercise		of Stock Price Appreciation
	Options	Employees in	or Base	Expiration	for Option Term
Name	Granted (#)	2005	($/SH)	Date	5%	10%
Thomas M Prescott	150,000	2.68%	$7.35	2/22/2015	$693,356	$1,757,101
Eldon M. Bullington	125,000	2.24%	$7.35	2/22/2015	$577,797	$1,464,251
Len M. Hedge	120,000	2.15%	$7.35	2/22/2015	$554,685	$1,405,681
Roger E. George	115,000	2.06%	$7.35	2/22/2015	$531,573	$1,347,110
Gil Laks	90,000	1.61%	$7.35	2/22/2015	$416,014	$1,054,261
Gil Laks	33,000	0.59%	$6.70	10/3/2015	$139,049	$352,376

The actual stock price appreciation over the 10-year option term may not be at the above 5% and 10% assumed annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of common stock appreciates over the option term, no value will be realized from the option grant made to any Named Executive Officer.

In fiscal 2005, we granted options to purchase up to a total of 5,592,859 shares to employees, directors and consultants under our 2001 Stock Incentive Plan and our 2005 Incentive Plan (which plan was approved by our stockholders at our annual meeting held on May 25, 2005 and replaced the 2001 Stock Incentive Plan) at exercise prices equal to the fair market value of our common stock on the date of grant, as reported by the NASDAQ Stock Market.

Options granted become fully vested and exercisable in the event Align is acquired by merger or asset sale, unless a successor corporation assumes the options.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information relating to option exercises and the number and value of shares of common stock underlying the unexercised options held by each of the Named Executive Officers as of December 31, 2005.

The value of unexercised in-the-money options represents the positive spread between the exercise price of the stock options and the fair market value of our common stock as of December 30, 2005 (the last trading day of 2005), which was $6.47 per share, multiplied by the number of shares subject to the option.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired	Realized	Options at December 31, 2005		December 31, 2005
Name	on Exercise	Value	Exercisable (#)	Unexercisable (#)	Exercisable	Unexercisable
Thomas M. Prescott	0	$0	1,178,594	125,002	$1,215,464	$130,002
Eldon M. Bullington	0	$0	365,540	58,960	$473,105	$154,495
Len M. Hedge	0	$0	308,436	75,232	$185,450	$307,161
Roger E. George	0	$0	286,436	43,564	$345,271	$108,989
Gil Laks	13,542	$79,231	146,970	56,282	$81,374	$94,002

The number of shares exercisable by each of the Named Executive Officers as of December 31, 2005 is equal to the number of vested option shares exercisable as of that date. In October 2005, the Compensation Committee of the Board of Directors approved accelerating the vesting of all unvested stock options with exercise prices greater than $7.10. As a condition to the acceleration of options held by executive officers, the Compensation Committee required each officer to agree to refrain from selling common stock acquired upon the exercise of accelerated options until the date on which the exercise would have been permitted under the options’ pre-acceleration vesting terms or, if earlier, the executive officer’s last day of employment or upon a “change of control” as defined in the applicable stock option plan or employment agreement. As a result, in the case of certain of the outstanding options held by the Named Executive Officers, the options may be exercised for all of the underlying option shares but such shares acquired upon exercise are subject to this restriction on sale.

Employment Agreements and Change in Control Arrangements

Employment Contracts

(i)    Employment Agreement with Thomas M. Prescott

Mr. Prescott serves as our President and Chief Executive Officer pursuant to an employment agreement originally entered into in March 2002, as amended and restated in April 2005.

Under the agreement, Mr. Prescott’s annual base salary for fiscal 2006 is $445,000, subject to possible increase by the Board. The agreement also provides that Mr. Prescott is entitled to an annual target bonus of 100% of his base salary based upon the attainment of performance objectives subsequently agreed upon and established by the Board. Mr. Prescott is also eligible for an annual incentive stock option grant, with 25% of the stock underlying the options to vest after 12 months of continuous service and the remainder to vest in equal installments over the next three years of continuous service. In the event Mr. Prescott is terminated without Cause (as defined in his employment agreement), Mr. Prescott will be entitled to (i) the then current year’s target bonus, prorated for the number of days Mr. Prescott has been employed during the year, (ii) twenty-four month’s base salary and (iii) the greater of 150% of the then current year’s target bonus or the actual prior year’s bonus. In the event of a Change of Control (as defined in Mr. Prescott’s employment agreement), (i) Mr. Prescott will immediately vest in all outstanding options and (ii) if within 12 months of a Change of Control either (a) Mr. Prescott’s employment is terminated without Cause or (b) Mr. Prescott resigns for Good Reason (as defined in his employment agreement), Mr. Prescott will be entitled to (x) the then current year’s target bonus prorated for the number of days Mr. Prescott has been employed during the year, (y) twenty-four month’s base salary and (z) the greater of 150% of the then current year’s target bonus or the actual prior year’s bonus.

In connection with the amendment and restatement of Mr. Prescott’s employment agreement, Mr. Prescott agreed that Align shall no longer be required to pay him an additional amount to cover additional tax liability arising from the application of excise tax in the event any payments to or benefits under his employment agreement are an “excess parachute payment” under federal income tax rules.

(ii)   Employment Agreements with Executive Officers

In fiscal 2002, we entered into employment agreements with each of Eldon M. Bullington, our Vice President, Finance and Chief Financial Officer, Roger E. George, our Vice President, Legal and Corporate Affairs, General Counsel and Corporate Secretary and Len M. Hedge, our Vice President, Manufacturing (collectively, the “Original Agreements”).  In fiscal 2005, we entered into an employment agreement with each of Hossein Arjomand, our Vice President, Research & Development, Dan Ellis, our Vice President, North American Sales, Michael Henry, our Vice President, Information Technology and Chief Information Officer, Gil Laks, our Vice President, International, and Darrell Zoromski, our Vice President, Global Marketing and Chief Marketing Officer (collectively, the “New Agreements”). In 2005, we also entered into an employment agreement with Rok Sribar, our former Vice President, Research & Development. Each employment agreement sets forth the base salary, bonus opportunity, stock options, benefits and the responsibilities of each position in effect at the time of execution of the agreement. These executives are also eligible for an annual incentive stock option grant, with 25% of the stock underlying the options to vest after 12 months of continuous service and the remainder to vest in equal installments over the next three years of continuous service. The Original Agreements provide that in the event of a termination of an executive’s employment without Cause (as defined in each employment agreement), such executive shall be entitled to (a) the then current year’s target bonus, prorated for the number of days the executive has been employed during the year, (b) one year’s base salary and (c) the greater of the then current year’s target bonus or the actual prior year’s bonus. The New Agreements provides that in the event of a termination of an executive’s employment without Cause or Good Reason (as defined in each employment agreement), such executive shall (i) immediately vest in an additional number of shares under all outstanding options as if he had performed twelve (12) additional months of service and (ii) such executive shall be entitled to (a) the then current year’s target bonus, prorated for the number of days the executive has been employed during the year, (b) one year’s base salary and (c) the greater of the then current year’s target bonus or the actual prior year’s bonus. Each of the Original Agreements and the New Agreements provide that in the event of a Change of Control (as defined in each employment agreement), (i) the executive will immediately vest in options representing an additional 12 months of service and (ii) if within 12 months of a Change of Control either (a) the executive’s employment is terminated without Cause or (b) the executive resigns for Good Reason, the executive will immediately vest in all outstanding options and be entitled to (x) the then current year’s target bonus prorated for the number of days the executive has been employed during the year, (y) one year’s base salary and (z) the greater of the then current year’s target bonus or the actual prior year’s bonus.

Termination of Employment and Change in Control Arrangements

In addition to the termination of employment and change in control arrangements described above, the Compensation Committee of the Board of Directors has the authority as Plan Administrator of the 2001 Stock Incentive Plan and 2005 Incentive Plan to provide for the accelerated vesting of the shares of common stock subject to outstanding options held by the Chief Executive Officer and Align’s other executive officers, whether granted under that plan or any predecessor plan, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following (i) an acquisition of Align, (ii) a change in ownership of more than 50% of our outstanding common stock or (iii) a change in the majority of the Board of Directors as a result of one or more contested elections for membership on the Board of Directors. The Compensation Committee also has the authority under the 2001 Stock Incentive Plan and the 2005 Incentive Plan to accelerate the vesting of outstanding options immediately upon an acquisition or change in ownership or majority of the Board.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2005 about our common stock that may be issued upon the exercise of options and rights granted to employees, consultants or members of our Board of Directors under all existing equity compensation plans including the 1997 Equity Incentive Plan, the Employee Stock Purchase Plan, the 2001 Stock Incentive Plan and the 2005 Incentive Plan each as amended, and certain individual arrangements.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflectedin column (a))
Equity compensation plans approved by security holders	11,303,562	(1)(2)	$8.76	17,538,354
Equity compensation plans not approved by security holders	—		—	—
Total	11,303,562		$8.76	17,538,354

(1)          This number reflects the number of securities to be issued upon exercise of outstanding options under the 2005 Incentive Plan, the 2001 Stock Incentive Plan, the 1997 Equity Incentive Plan and arrangements outside of this plan between Align and two former employees.

(2)          We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the Employee Stock Purchase Plan or the weighted average exercise price of outstanding rights under the Employee Stock Purchase Plan.

(3)          This number reflects securities available for future issuance under the 2005 Stock Incentive Plan and the Employee Stock Purchase Plan. In January 2001, all outstanding options under the 1997 Equity Incentive Plan were subsumed under the 2001 Stock Incentive Plan. Since that date no options have been granted under the 1997 Equity Incentive Plan. In May 2005, stockholder approval was obtained for the 2005 Incentive Plan and the 2001 Stock Incentive Plan was terminated. Since that date, no further options have been granted under the 2001 Stock Incentive Plan. The 2005 Incentive Plan has 9,983,379 shares of common stock reserved for issuance, plus up to an aggregate of 5,000,000 shares that are or would have been returned to the 2001 Stock Incentive Plan as a result of termination of outstanding options or repurchase of shares granted under the 2001 Stock Incentive Plan after March 28, 2005. As of December 31, 2005, 1,105,604 options have been transferred to the 2005 Incentive Plan. The Employee Stock Purchase Plan provides that the number of shares of our common stock reserved for issuance thereunder will automatically increase on the first trading day of January in each calendar year by an amount equal to three percent (3%) of the total number of shares of common stock outstanding on the last trading day in December of the immediately preceding calendar year, with this annual increase not to exceed 1,500,000 shares. As of December 31, 2005, the total number of shares of our common stock reserved for issuance under the Employee Stock Purchase Plan was 5,109,000. As of December 31, 2005, the number of options available for future issuance under the 2005 Incentive Plan was 9,433,824.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation Committee operates under a written charter adopted by the Board of Directors which establishes the duties and authorities described below. A copy of this charter may be found on the Investor Relations section of Align’s website located at investor.aligntech.com. Pursuant to this charter, the Compensation Committee is responsible for reviewing and administering all compensation arrangements for Align’s executive officers (including its CEO), administering Align’s equity compensation plans and reviewing and making recommendations to Align’s Board of Directors regarding general compensation goals and guidelines for Align’s employees as well as for the Board of Directors. In fiscal 2005, the members of the Compensation Committee were H. Kent Bowen, David E. Collins, and Brian Dovey, each of whom is an “independent director” as defined by the rules of The Nasdaq Stock Market, an “outside director” as defined in the Internal Revenue Code of 1986 and a “non-employee director” as defined in Rule 16b-3 under the Securities and Exchange Act of 1934. In February 2006, George J. Morrow was appointed to the Board of Directors and also became a member of the Compensation Committee. Mr. Dovey will not stand for reelection to the Board of Directors at the Meeting. Align’s Human Resources department supports the Compensation Committee in carrying out its work. The Compensation Committee also has the authority to directly engage outside firms or consultants to assist it in the review and determination of executive officer compensation levels, structure and design. In fiscal 2005, the Compensation Committee engaged an outside consulting firm, Compensia, Inc. to perform a comprehensive review of the major components of Align’s executive officer pay and to assist in the development of the benchmark data described below.

Align’s Executive Compensation Philosophy

The fundamental objective of the Compensation Committee is to establish and maintain executive and equity compensation programs that maximize stockholder value over time. In furtherance of this objective, the Compensation Committee seeks to establish executive compensation policies that:

•       directly and substantially link rewards to measurable corporate and individual performance both short and long-term;

•       provide competitive compensation opportunities to attract and retain superior talent; and

•       create an understanding that Align is a meritocracy.

The Compensation Committee reviews the major elements of Align’s executive officer compensation program annually, in part with reference to a carefully selected peer group. These companies are included in the indices referenced in the performance graph on page 34 under “Current Peer Group,” which the Compensation Committee believes accurately reflects the business and labor market in which Align competes (the “Peer Group”). The companies that comprise the Peer Group are predominantly located in the San Francisco Bay Area and were chosen using the following principles: companies that are close industry competitors (generally of comparable size); medical device companies that are similar in size as measured by revenue and growth rates; and technology companies with similar growth potential. The Committee also considers survey data reflecting the compensation practices of a broader base of similarly-sized technology companies (the “Survey Data” and together with the Peer Group collectively referred to in this Report as the “Benchmark Companies”).

In order to attract, retain and motivate the superior executive talent that is crucial to the long-term creation of stockholder value, the Compensation Committee has determined to target executive officer base salaries between the 40th and 60th percentile (when compared to the Benchmark Companies) and to target executive officer total cash compensation between the 70th to 80th percentile of pay for similarly situated executive officers at Benchmark Companies. This positioning ensures that overall pay levels for

Align’s executives are competitive and provides meaningful performance incentives by linking a substantial portion of executive officer pay to both corporate and individual performance. Annual long-term equity compensation levels are generally targeted at or above competitive median levels depending upon corporate and individual performance.

Executive Compensation Components and Practices

The three major components of each executive officer’s total compensation package at Align are: (1) base salary, (2) annual variable cash incentive awards and (3) long-term equity-based incentive grants.   Over several meetings, the Compensation Committee reviewed the findings of the compensation consultant mentioned above and our executive officers’ compensation. The Compensation Committee also reviewed tally sheets which show a three year historical review of each executive officer’s total compensation, including salary, bonus, equity and accumulated realized and unrealized stock option and restricted stock unit gains, as well as future projections of some of these components of executive compensation.

Base Salary

Each executive officer’s base salary is determined annually by evaluating the most recent available data for comparable positions at the Benchmark Companies and each officer’s role, responsibilities and performance. Based on its review of this information, the Compensation Committee increased base salaries for fiscal 2005 for our executive officers by 4% to 10% from 2004 to generally approximate the 50th percentile for similarly situated executive officers at Benchmark Companies.

Financial Performance Targets and Individual Performance Measures

In each fiscal year, senior management, sets financial performance targets for Align and individual performance measures for each executive officer which are reviewed and approved by the Compensation Committee. A predetermined percentage of the target bonus for each executive officer is based upon Align’s achievement of the following financial performance targets: revenue, gross margin, operating expense, net income and earnings per share. In addition to setting financial targets, the Compensation Committee also sets individual performance measures, which account for the remaining amount of the final bonus determination for each executive officer. The Compensation Committee believes that these individual performance measures allow it to play a more proactive role in identifying key performance objectives for our executive officers in addition to purely financial measures. These individual performance measures include exceptional performance, delivering on critical product and technology developments, developing key functional organizations within Align, ensuring company-wide compliance with financial and regulatory requirements, improving customer-focused measures and other activities that the Compensation Committee believes are critical to creating long term value for our stockholders.

Variable Cash Incentive Awards

The Compensation Committee’s practice is to target cash incentive award levels so that total target cash compensation opportunities are between the 70th and 80th percentiles for comparable positions at Benchmark Companies. For fiscal 2005, based on a review of data from the Benchmark Companies, the target cash incentive award for each executive officer (other than the CEO) was 60% of his or her base salary.

For fiscal 2005, the Compensation Committee determined that achievement of the financial targets was an important measure of executive officer performance and assigned these targets a weight of 50% of the final cash incentive determination for each executive officer, other than the CEO. The individual performance measures, in the aggregate, comprise the remaining 50% of the final determination and each measure is weighted from 10% to 40% depending on the relative importance of the objective. The Compensation Committee determined that although Align’s financial performance was below the established targets, the emergence of a new competitor shortly after these targets were set together with high senior management turnover during the year resulted in significant unforeseen disruptions in Align’s business. The Compensation Committee believes that without each executive officer’s strong response to these challenges, Align’s financial performance would have been substantially lower than the performance that was ultimately achieved. Taking into consideration the emergence of the new competitor, the high management turnover, as well as the fact that each executive officer met or exceeded his individual performance measures, the Compensation Committee awarded each executive officer (other than the CEO) approximately 90% of his target cash incentive award. As a result, total cash compensation for Align’s executive officers (other than the CEO) generally approximated the 70th percentile for similarly situated executive officers at Benchmark Companies.

Long-Term, Equity-Based Incentive Award.

The Compensation Committee believes long-term equity grants align the interests of executive officers with stockholders by providing a significant incentive to each of our executive officers to remain employed by Align and to build long-term stockholder value. In determining the total amount to be granted annually to all recipients, including executive officers, the Compensation Committee considers the amount of equity compensation grants already held by the executive officer, dilution, number of shares of common stock outstanding, Align’s achievement of its financial targets, retention objectives and the executive officer’s potential contribution to the creation of long-term stockholder value. Based on these factors, the Compensation Committee sets equity grant guidelines for the executive officers. In general, these guidelines are intended to approximate the 50th percentile for comparable positions at Benchmark Companies. However, high performing executive officers (those who receive performance ratings, based on corporate and individual performance, equal to or greater than a score of 4 out of 5) will generally receive grants under these guidelines that approximate the 75th percentile for comparable positions at Benchmark Companies.

Awards Made Pursuant to the 2001 Stock Incentive Plan.

Annual long-term, equity-based incentive awards for fiscal 2004 performance were made in February 2005 under the 2001 Stock Incentive Plan in accordance with the guidelines set forth in the immediately preceding paragraph. Each of our then current executive officers (including Mr. Bullington, Mr. George and Mr. Hedge) received annual option grants to purchase shares of Align’s common stock. These 2005 grants approximated the 75th percentile for comparable positions at peer companies based on the Black-Scholes value. Each option grant allows the executive officer to acquire shares of Align common stock at the market price on the date of grant. Generally, 25% of the shares subject to the stock option become exercisable on the one year anniversary of the date of grant and vest in 36 equal monthly installments thereafter, subject to the executive’s continued service through the vesting date. As a result, the option grants will provide a return only if the executive officer remains with Align and only if the market price of Align’s common stock appreciates over the term of the option.

Awards Made Pursuant to the 2005 Incentive Plan.

At the last Annual Meeting of our Stockholders, held in May 2005, our stockholders approved the 2005 Incentive Plan (the “2005 Plan”). The 2005 Plan replaced the 2001 Stock Incentive Plan referred to above. The Compensation Committee believes that the 2005 Plan increases Align’s ability to achieve its objectives of aligning the interests of executive officers with stockholders by providing a significant incentive to each of our executive officers to remain employed by Align and to build long-term stockholder value by allowing for several different forms of long-term incentive awards. During 2005, the

Compensation Committee monitored competitive changes in equity compensation practices and determined to take advantage of the flexibility provided under the 2005 Plan to craft appropriate awards in order to continue to incent Align’s executive officers and to align the interests of executive officers with those of the stockholders. Over the course of the year, the Compensation Committee considered two forms of equity-based compensation: stock options and restricted stock units (contracts that give the recipients the right to receive shares as the units vest). After comparing the results of different combinations of the two, given various assumptions for increases in Align’s stock price over a period of time, the Compensation Committee determined that a combination consisting of roughly 50% in value of options and 50% in value of restricted stock units would best serve the goals the Compensation Committee sought to achieve. Restricted stock units dilute the outstanding shares when they vest regardless of the market price of the stock, whereas options actually become dilutive only if they are “in the money.” Accordingly, it is generally considered that restricted stock units are more dilutive than options. As a result, on the advice of our compensation consultant, the Compensation Committee established that, in determining the 50/50 ratio, Align will convert restricted stock units into “option equivalents” using a conversion ratio of 3 options to 1 restricted stock unit. The Compensation Committee plans to monitor practices in this area as they evolve.

Annual long-term, equity-based incentive awards for fiscal 2005 performance were made in February 2006 under the 2005 Plan. Each of our current executive officers (other than Michael Henry and Darrell Zoromski who each joined Align in December of 2005) received annual option grants to purchase shares of Align’s common stock as well as restricted stock units. These grants approximated the 50th percentile for comparable positions at Benchmark Companies based on the Black-Scholes value and potential dilution of the awards. Mr. Arjomand, Mr. Ellis, Mr. Henry and Mr. Zoromski were granted new hire option grants to purchase shares of Align’s common stock under the 2005 Plan that approximated the 75th percentile for comparable positions at Benchmark Companies. Mr. Laks, who was promoted to Vice-President, International in September 2005, was granted an option to purchase shares of Align’s common stock in recognition of this promotion. Each option grant allows the executive officer to acquire shares of Align common stock at the market price on the date of grant and generally vests in the manner described above under “Awards Made Pursuant to the 2001 Stock Incentive Plan”). The restricted stock units will result in payment to the individual only if the vesting criteria are met. Each performance award vests 25% on the one year anniversary of the date of grant with 6.25% vesting quarterly thereafter. Restricted stock units will provide a return only if the executive officer remains with Align.

Acceleration of Certain “Out-Of-The-Money” Options.

As part of its review of the equity compensation strategy, the Compensation Committee considered the desirability of accelerating the vesting of some or all of unvested stock options with exercise prices above the market price of our common stock. On October 6, 2005, the Compensation Committee approved the acceleration of vesting for all unvested stock options with exercise prices greater than $7.10. The fair market value of Align’s common stock on the date of the acceleration was $6.41 as quoted on the NASDAQ National Market. Options held by non-employee directors were excluded from the vesting acceleration. The Compensation Committee also required that, as a condition to the acceleration of options held by executive officers, each officer agree to refrain from selling common stock acquired upon the exercise of accelerated options until the date on which exercise would have been permitted under the options’ pre-acceleration vesting terms or, if earlier, the executive officer’s last day of employment or upon a “change in control” as defined in the 2001 Incentive Plan, the 2005 Plan or any employment agreement between Align and the individual. The primary purpose of the acceleration was to eliminate future compensation expense Align would otherwise recognize in its statement of operations with respect to these accelerated options upon the adoption of FAS 123(R). FAS 123(R) is effective for Align beginning in the first quarter of 2006, and requires that compensation expense associated with stock options be recognized in the statement of operations, rather than as a footnote disclosure in Align’s consolidated financial statements.

Other Compensation Plans.

Align has adopted certain general employee benefit plans in which executive officers are permitted to participate on parity with other employees, including a 401(k) deferred compensation plan and an employee stock purchase plan.

Corporate Tax Deduction on Compensation in Excess of $1 Million a Year

The Compensation Committee is responsible for addressing issues associated with Section 162(m) of the U.S. Internal Revenue Code of 1986. Section 162(m) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the CEO or any of the four other most highly compensated officers. Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Although Align considers the impact of this rule when developing and implementing its executive compensation programs, Align believes that factors other than tax deductibility are important in the design of executive compensation programs and that it is important to preserve flexibility in designing such programs. Accordingly, Align has not adopted a policy that all compensation must qualify as deductible under Section 162(m). While the Compensation Committee believes that stock options and stock appreciation rights granted pursuant to the 2005 Plan qualify as “performance-based,” other awards permitted by the terms of the 2005 Plan and certain other amounts paid under Align’s compensation programs may not qualify for exemption from Section 162(m)’s deduction limitation.

CEO Compensation for 2005

The CEO’s base salary is based on the same criteria described above in this report. Based upon data from the Benchmark Companies, the Compensation Committee increased the CEO’s base salary for fiscal 2005 by approximately 4% to $400,000. This increase placed Mr. Prescott’s compensation at just below the 50th percentile of base salaries for CEOs at Benchmark Companies.

For fiscal 2005, based on a review of data from the Benchmark Companies, the target cash incentive award for the CEO was 100% of his base salary. The Compensation Committee determined that financial performance should be the most important measure of CEO performance and assigned these targets a weight of 100% of the final bonus determination. The Compensation Committee concluded that although Align’s financial performance was below the targets set in early 2005, the emergence of a new competitor shortly after these targets were established together with high senior management turnover during the year resulted in significant unforeseen disruptions in Align’s business. The Compensation Committee believes that without the strong response to these challenges made by Mr. Prescott and his executive team, Align’s financial performance would have fallen substantially lower than the performance that was ultimately achieved. As a result, an important part of the Committee’s final determination was based on Mr. Prescott’s achievement of his individual performance measures.   Specifically, the Compensation Committee reviewed Mr. Prescott’s success in restructuring and rebuilding Align’s sales force, managing executive turnover, maintaining and building company morale, leading Align toward achieving key elements of its strategic plan as well as leading the organization to develop and implement plans to respond to competition generally. The Compensation Committee determined that Mr. Prescott met or exceeded his established individual performance measures. Taking each of these factors into account, the Compensation Committee awarded Mr. Prescott a bonus of $320,000, which represented approximately 80% of his base salary. As a result, total cash compensation for Mr. Prescott approximated the 50th percentile for CEOs at Benchmark Companies.

Annual option grants for fiscal 2004 performance were made in February 2005 under the 2001 Stock Incentive Plan. Mr. Prescott received an annual option grant to purchase 150,000 shares of Align’s common stock. Based on Mr. Prescott’s performance rating for fiscal 2005, the Compensation Committee believes that this 2005 grant approximated the 75th percentile for CEOs at Benchmark Companies based on the Black-Scholes value.

Annual long-term, equity-based incentive awards for fiscal 2005 performance were made in February 2006 under the 2005 Plan. The Compensation Committee granted Mr. Prescott an option to purchase 135,000 shares of Align common stock at an exercise price of $8.38 per share and a restricted stock unit for 55,000 shares. The exercise price of the stock option represented the closing selling price per share of Align’s common stock on the Nasdaq National Market on the grant date. Each of these awards was made in accordance with the guidelines referenced above. Accordingly, based on Mr. Prescott’s performance rating for fiscal 2005, the Compensation Committee believes that this amount approximates the 50th percentile for stock option grants of CEOs at the Benchmark Companies.

Respectfully submitted by:

THE COMPENSATION COMMITTEE
David Collins, Chair
H. Kent Bowen
Brian Dovey
George J. Morrow (member since February 2006)

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the report of the Audit Committee of the Board of Directors with respect to Align’s audited financial statements for the fiscal year ended December 31, 2005, which include the consolidated balance sheets of Align as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005, and the notes thereto.

In accordance with the written charter adopted by the Board of Directors of Align, the purpose of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of:

•       the integrity of the Align’s financial statements;

•       Align’s compliance with legal and regulatory requirements;

•       the independent auditor’s qualifications, independence and performance; and

•       adequacy of Align’s internal accounting and financial controls.

The full text of the Audit Committee’s charter is available on the Investor Relations section of Align’s website (www.aligntech.com) and is attached as Appendix I to this proxy statement. The Audit Committee regularly reviews its charter to ensure that it is meeting all relevant audit committee policy requirements of the SEC and the rules of the NASDAQ Stock Market.

In carrying out its responsibilities, the Audit Committee, among other things, is responsible for:

•       providing guidance with respect to Align’s relationship with the independent auditors, including having the responsibility for their appointment, compensation and retention; reviewing the results and audit scope; and approving audit and non-audit services;

•       reviewing and discussing with management the quarterly and annual financial reports; and

•       overseeing management’s implementation and maintenance of effective systems of internal controls.

The Audit Committee met 10 times during fiscal 2005 and held discussions with management and Align’s independent accountants. Management has represented to the Audit Committee that Align’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Align’s independent accountants. The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Before selecting PricewaterhouseCoopers LLP as Align’s independent auditors for fiscal 2005, the Audit Committee carefully considered PricewaterhouseCoopers LLP’s qualifications as independent accountants. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters to be considered under the SEC’s rules regarding auditor independence, including the nature and extent of non-audit services, to ensure that the accountants’ independence will not be impaired. In addition, the Audit Committee has received the written disclosures and the letter required by Independence Standards Board Standard No. 1 and has discussed with the independent auditors their independence. The Audit Committee of our Board of Directors has determined that the provision of services by PricewaterhouseCoopers LLP of non-audit related services is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent accountants.

Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include Align’s audited consolidated financial statements in Align’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

Respectfully submitted by:
AUDIT COMMITTEE Greg J. Santora, Chair David Collins Warren S. Thaler

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2005, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements, except that Hossein Arjomand’s initial Form 3 and Form 4 reporting one option grant as well as a subsequent Form 4 reporting one option grant were inadvertently filed late.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions With Management and Others

(i)    Separation and General Release Agreement between Align and Rok Sribar

On November 10, 2005, we entered into a separation and general release agreement (the “Release Agreement”) with Rok Sribar, our former Vice President, Research & Development. In connection with the termination of Mr. Sribar’s employment and in order to resolve all disputes that exist or may exist between Align and Mr. Sribar, the Release Agreement provides that Align will pay Mr. Sribar $173,000. In addition, Align agreed to waive Mr. Sribar’s obligation to repay a portion of his sign-on bonus.

(ii)   Employment Agreements between Align and each of Hossein Arjomand, Dan Ellis, Michael Henry, Gil Laks and Darrell Zoromski

Since January 1, 2005, Align has entered into Employment Agreements with each of Hossein Arjomand, Vice President, Research & Development, Dan Ellis, Vice President, North American Sales, Michael Henry, Vice President, Information Technology and Chief Information Officer, Gil Laks, Vice President, International, and Darrell Zoromski, Vice President, Global Marketing and Chief Marketing Officer. See “Employment Agreements with Executive Officers” above for a more complete description.

(iii)  Indemnification Agreements With Officers and Directors

We have entered into indemnification agreements with our officers and directors containing provisions that may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as officers and directors.

PERFORMANCE GRAPH

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, the following information relating to the price performance of our common stock shall not be deemed “filed” with the SEC or “Soliciting” Material” under the Securities Exchange Act of 1934, as amended, and shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

The following graph compares the cumulative total stockholder return on our common stock with that of The NASDAQ Stock Market US Index, a broad market index published by the National Association of Securities Dealers, Inc., a peer group index that Align used from January 26, 2001 through the end of fiscal 2004 and a new peer group that we believe in good faith is a more appropriate basis for comparison since it better reflects the labor market in which Align competes. The comparison for each of the periods assumes that $100 was invested on January 26, 2001 in our common stock, the stocks included in The NASDAQ Stock Market US Index and the stocks included the peer group index and that all dividends were reinvested.

The former peer group index consists of companies that were formerly included in Media General Financial Services’ (now CoreData LLC) Medical Appliances and Equipment Group Index. This index is no longer publicly available. The former peer group consists of ninety-six companies set forth below. The new peer group index consists of 14 companies set forth below. The companies that comprise the new peer group were chosen using the following principles: companies that are close industry competitors (regardless of size); companies that are similar in size as measured by revenue and headcount; medical devices companies, and companies with similar growth potential.

COMPARISON OF CUMULATIVE TOTAL RETURN*
AMONG ALIGN TECHNOLOGY, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
A NEW PEER GROUP AND AN OLD PEER GROUP

*                    $100 invested on 1/26/01 in stock or index—including reinvestment of dividends.
Fiscal year ending December 31.

NEW PEER GROUP

American Medical Systems	Silicon Image	Altiris
Ariba	Sonosite	InPhonic
Arthrocare	Sybron Dental	Interwoven
Digital Insight	Thoratec	Magma Design Automation
Intuitive Surgical	Cantel Medical	MRO Software
Kyphon	Laserscope	Vignette

FORMER PEER GROUP

4-D Neuroimaging	Diapulse Corp. Of America	Resmed Income
Align Technology Inc	Dynatronics Corp.	Rita Medical Systems Inc
Allied Healthcare Products Inc	Elscint Limited	Rockwell Medical Technologies Inc
American Medical Systems Holdings Inc	Encore Medical Corp.	Saint Jude Medical Income
American Medical Technologies Inc	Escalon Medical Corp.	Sharps Compliance Corp.
American Science & Engineering Inc	Exactech Inc	Smith & Nephew PLC
Aradigm Corp.	Fonar Corp.	Somanetics Corp.
Arthrocare Corp.	Fresenius Medical Care AG	Sonic Innovations Inc
ATS Medical Inc	Hanger Orthopedic Group	Span-American Medical Systems Inc
Bio Logic Systems	Hologic Inc	Spectranetics Corp.
Biofield Corp.	Imaging Diagnostic Systems	Spectrx Inc
Biomet Inc	Inamed Corp.	Staar Surgical Company
Biosphere Medical Inc	Invacare Corp.	Steris Corp.
BSD Medical Corp.	Iridex Corp.	Synovis Life Technologies Inc
Cambridge Heart Inc	Lakeland Industries	TLC Vision Corp.
Candela Corp.	Langer Inc	Trimedyne Inc
Caprius Inc	Laserscope	Urologix Inc
Cardiac Science Inc	Lectec Corp.	Valley Forge Scientific
Cardima Inc	Medical Action Industries	Vasomedical Inc
Cardiodynamics International	Medtronic Inc	VISX Inc
Cardiogenesis Corp.	Mentor Corp.	Vital Images Inc
Celsion Corp.	Mine Safety Appliances Company	World Heart Corp.
Chad Therapeutics Inc	Miracor Diagnostics Inc	Wright Medical Group Inc
Cholestech Corp.	Natus Medical Inc	Zevex International Inc
CNS Inc	Neoprobe Corp.	Zimmer Holdings Inc
Compex Technologies Inc	Pace Medical Inc	Zoll Medical Corp.
Conmed Corp.	Palomar Medical Technologies Inc	Ivow Inc
Criticare Systems Inc	Pharmanetics Inc	Spearhead Limited Inc
Curon Medical Inc	Physiometrix Inc	Healthtronics Inc
Cygnus Therapeutic Systems	PLC Systems Inc
Datascope Corp.	Positron Corp.
Dexterity Surgical Inc	Possis Medical Inc
Diametrics Medical Inc	Quinton Cardiology Systems

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend or, if the Board of Directors has not provided a recommendation, in accordance with their own judgment.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

THE BOARD OF DIRECTORS OF ALIGN TECHNOLOGY, INC.

Dated: April 18, 2006

APPENDIX I

AMENDED AND RESTATED CHARTER
FOR THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF
ALIGN TECHNOLOGY, INC.

PURPOSE:

The purpose of the Audit Committee of the Board of Directors of Align Technology, Inc. (the “Company”) shall be to:

•       Oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

•       Assist the Board in oversight and monitoring of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence and performance, and (iv) the Company’s internal accounting and financial controls;

•       Prepare the report that the rules of the Securities and Exchange Commission (the “SEC”) require be included in the Company’s annual proxy statement;

•       Provide the Company’s Board with the results of its monitoring and recommendations derived therefrom; and

•       Provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe.

MEMBERSHIP:

The Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors. The Audit Committee will consist of at least three members of the Board of Directors. Members of the Audit Committee must meet the following criteria (as well as any criteria required by the SEC):

•       Each member will be an independent director, as defined in (i) NASDAQ Rule 4200 and (ii) the rules of the SEC;

•       Each member will be able to read and understand fundamental financial statements, in accordance with the NASDAQ National Market Audit Committee requirements; and

•       At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a principal financial officer or other senior officer with financial oversight responsibilities.

RESPONSIBILITIES:

The responsibilities of the Audit Committee shall include:

•       Reviewing on a continuing basis the adequacy of the Company’s system of internal controls, including meeting periodically with the Company’s management and the independent auditors to review the adequacy of such controls and to review before release the disclosure regarding such system of internal controls required under SEC rules to be contained in the Company’s periodic filings and the attestations or reports by the independent auditors relating to such disclosure;

•       Appointing, compensating and overseeing the work of the independent auditors (including resolving disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•       Pre-approving audit and non-audit services provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible); in this regard, the Audit Committee shall have the sole authority to approve the hiring and firing of the independent auditors, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent auditors;

•       Reviewing and providing guidance with respect to the external audit and the Company’s relationship with its independent auditors by (i) reviewing the independent auditors’ proposed audit scope, approach and independence; (ii) obtaining on a periodic basis a statement from the independent auditors regarding relationships and services with the Company which may impact independence and presenting this statement to the Board of Directors, and to the extent there are relationships, monitoring and investigating them; (iii)  discussing with the Company’s independent auditors the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management and any other matters described in SAS No. 61, as may be modified or supplemented; and (iv) reviewing reports submitted to the audit committee by the independent auditors in accordance with the applicable SEC requirements;

•       At least annually, obtain and review the report by the Public Company Accounting Oversight Board (“PCAOB”) of its annual inspection of the independent auditors’ compliance with the Sarbanes-Oxley Act of 2002, the PCAOB rules, the SEC rules and the professional standards for performing audits and issuing audit reports;

•       Reviewing and discussing with management and the independent auditors the annual audited financial statements and quarterly unaudited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to filing the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, respectively, with the SEC;

•       Directing the Company’s independent auditors to review before filing with the SEC the Company’s interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

•       Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

•       Reviewing before release the unaudited quarterly operating results in the Company’s quarterly earnings release;

•       Overseeing compliance with the requirements of the SEC for disclosure of auditor’s services and audit committee members, member qualifications and activities;

•       Reviewing, approving and monitoring the Company’s code of ethics for its senior financial officers;

•       Reviewing management’s monitoring of compliance with the Company’s standards of business conduct and with the Foreign Corrupt Practices Act;

•       Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements;

•       Providing oversight and review at least annually of the Company’s risk management policies, including its investment policies;

•       Reviewing the Company’s compliance with employee benefit plans;

•       Overseeing and reviewing the Company’s policies regarding information technology and management information systems;

•       If necessary, instituting special investigations with full access to all books, records, facilities and personnel of the Company;

•       As appropriate, obtaining advice and assistance from outside legal, accounting or other advisors;

•       Reviewing and approving in advance any proposed related party transactions;

•       Reviewing its own charter, structure, processes and membership requirements;

•       Providing a report in the Company’s proxy statement in accordance with the rules and regulations of the SEC; and

•       Establishing procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

MEETINGS:

The Audit Committee will meet at least four times each year. The Audit Committee may establish its own schedule, which it will provide to the Board of Directors in advance.

The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at such times as are appropriate to review the financial affairs of the Company. The Audit Committee will meet separately with the independent auditors of the Company, at such times as it deems appropriate, but not less than quarterly, to fulfill the responsibilities of the Audit Committee under this charter.

MINUTES:

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

REPORTS:

In addition to preparing the report in the Company’s proxy statement in accordance with the rules and regulations of the SEC, the Audit Committee will summarize its examinations and recommendations to the Board of Directors as may be appropriate, consistent with the Committee’s charter.

COMPENSATION:

Members of the Audit Committee shall receive such fees, if any, for their service as Audit Committee members as may be determined by the Board of Directors in its sole discretion. Such fees may include retainers or per meeting fees. Fees may be paid in such form of consideration as is determined by the Board of Directors.

Members of the Audit Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board of Directors or any committee thereof.

DELEGATION OF AUTHORITY:

The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Audit Committee at its scheduled meetings.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ALIGN TECHNOLOGY, INC.

2006 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Align Technology, Inc. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and proxy statement for the 2006 Annual Meeting of Stockholders and hereby appoints Thomas M. Prescott and Eldon M. Bullington or either of them acting in the absence of the other, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the 2006 Annual Meeting of Stockholders of Align Technology, Inc. to be held on Wednesday, May 24, 2006 at 10:00 am Pacific Daylight Time at Align’s corporate headquarters located at 881 Martin Avenue, Santa Clara, California 95050 and at any adjournment(s) or postponement(s) thereof, and to vote all shares of common stock of Align Technology, Inc. on all matters to be considered at the meeting which the undersigned would be entitled to vote if then and there personally present.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR”: (1) EACH OF THE LISTED NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS NAMED IN PROPOSAL ONE; (2) THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE 2006 FISCAL YEAR AS SET FORTH IN PROPOSAL TWO AND (3) AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING (OR ANY ADJOURNMENTS THEREOF) OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

FOLD AND DETACH HERE

ALIGN TECHNOLOGY, INC.

C/O COMPUTERSHARE COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important.  Please vote immediately.

☒	Please mark votes as in this example.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF PROPOSALS 1, 2 & 3.

1. ELECTION OF DIRECTORS.			2.	RATIFICATION OF	FOR	AGAINST	ABSTAIN
Nominees:				SELECTION OF	☐	☐	☐
	(01)	H. Kent Bowen		INDEPENDENT
	(02)	David E. Collins		REGISTERED PUBLIC
	(03)	Joseph Lacob		ACCOUNTANTS:
	(04)	C. Raymond Larkin, Jr		Proposal to ratify the
	(05)	George J. Morrow		appointment of
	(06)	Thomas M. Prescott		Pricewaterhouse Coopers LLP
	(07)	Greg J. Santora		as Align Technology, Inc.’s
	(08)	Warren S. Thaler		independent registered public accountants for the fiscal year
☐ FOR ALL NOMINEES (except as indicated below)				ending December 31, 2006

☐ WITHHOLD FROM ALL NOMINEES

☐			3.	Upon such other matters as may
(INSTRUCTION: To withhold authority to				properly come before or
vote for any individual nominee, write that				incidental to the conduct of the
nominee’s name in the space provided				Annual Meeting of
above).				Stockholders, the proxies shall
vote in accordance with their
own judgment. Align
Technology, Inc. is not
presently aware of any such
matters to be presented for
action at the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE
			AT LEFT		☐

After you have marked and dated this proxy, please sign exactly as your name appears on this card and return this card promptly in the enclosed envelope. If the shares being voted are registered in the names of two or more persons, whether as joint tenants, as community property or otherwise, both or all of such persons should sign. If you are signing as attorney, executor, administrator, trustee or guardian or if you are signing in another fiduciary capacity, please give your full title as such.
If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership name by authorized person.

Signature:	Date:	Signature:	Date:

FOLD AND DETACH HERE